EXHIBIT 23.2

                               Weinberg & Baer LLC
                     115 Sudbrook Lane, Baltimore, MD 21208
                              Phone (410) 702-5660
--------------------------------------------------------------------------------


Dr. Ely Steinberg, President
Conex MD, Inc.
33 Herzel St.
Ra'anana Israel 43353

Dear Mr. Steinberg:

                         CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Conex MD, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 9, 2011, as of and for the periods ended December 31, 2010 and 2009 and from inception to December 31, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,


/s/ Weinberg & Baer LLC
-------------------------------
Weinberg & Baer LLC
Baltimore, Maryland
January 27, 2011